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                                                                     EXHIBIT 10

                      CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in this Registration Statement on Form N-4 (Registration Statement No. 333-92320) of our reports dated April 8, 2003 relating to the financial statements of the Subaccounts of MONY Variable Account A -- MONYMaster, ValueMaster, MONY Custom Master and MONY Variable Annuity our report dated April 8, 2003 relating to the combined financial statements of MONY Variable Account A, and our report dated February 6, 2003 relating to the financial statements of MONY Life Insurance Company and Subsidiaries, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
June 3, 2003